Exhibit 1.2

SI SECURITIES, LLC

AMENDMENT TO ISSUER AGREEMENT

THIS AMENDMENT LETTER (the “Letter”) is entered into as of July 31, 2018 (the “Effective Date”) by and among 20/20 GeneSystems, Inc. (the “Company”) and SI Securities, LLC (“SI Securities”, and together with Company, the “Parties”).

WHEREAS, the Parties entered into that certain Issuer Agreement (the “Agreement”) dated April 16, 2018 regarding Company’s proposed Offering of Securities.

WHEREAS, the Parties hereby wish to amend the Agreement pursuant to the terms written below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT TO ISSUER AGREEMENT

1.1	Amendment to Paragraph 3. The fourth paragraph in the Agreement is hereby amended to remove in its entirety the following sentences at the end of the paragraph:

In the event of a successful Offering, Company’s engagement of SI Securities to provide the Shareholder Services described in Appendix I attached hereto shall survive termination of this Agreement. Company may terminate its engagement with SI Securities to provide Shareholder Services at any time after thirty-six (36) months from the completion of the Offering by providing at least ninety (90) days advance written notice.

1.2	Amendment to Paragraph 3 of Exhibit A. The third paragraph of Exhibit A in the Agreement is hereby amended and restated in its entirety to the following:

Company shall pay to SI Securities, in cash, an amount equal to (i) 7.5% of the value of Securities purchased by Prospects in the Offering from the proceeds of the Offering for the first $750,000 raised in the Offering, and (ii) 10% of the value of Securities purchased by Prospects in the Offering from the proceeds of the Offering thereafter (such cash compensation, the “Compensation”) at each applicable closing (a “Closing”). Investments made by certain Prospects may be eligible for a reduced commission payable by Company to SI Securities of 4% of the value of Securities purchased by such eligible prospects in the Offering from the proceeds of the Offering at each applicable Closing (the “Reduced Compensation”). Prospects eligible for such Reduced Compensation shall include those investing a minimum of $50,000 and who are identified in Exhibit C prior to such persons participation in the Offering (the “Excluded Investors”). Exhibit C shall be provided upon execution of the Agreement to be completed at any point prior to the date on which Company begins its marketing efforts for the Offering on the Online Platform (the “Launch Date”), and from time to time after that date upon mutual, written consent of SI Securities and the Company, or provided Company can reasonably demonstrate to SI Securities’ satisfaction that any such investment after this date were not made as a result of Company’s and SI Securities’ joint marketing efforts (i.e. the investment resulted solely from relationships build or efforts made by Company) and that Company had meaningful discussions with such investor independent of SI Securities. Notwithstanding the forgoing, Company shall not owe SI Securities even the Reduced Compensation (i.e. no compensation shall be owed) for investments made by an Investor listed on Exhibit C that close before the first $1,500,000 is raised during the Offering.

1.3	Amendment to Paragraph 3 of Exhibit A. The third paragraph of Exhibit A in the Agreement is hereby amended to include the following additional language at the end of the paragraph:

Company acknowledges that SI Securities charges Prospects who make investments through the Online Platform a 2% non-refundable transaction processing fee, up to $300 (the “Transaction Fee”), and which Company is not responsible for. The Transaction Fee is broken out as follows: i) 50% is meant to cover the financial and administrative costs associated with the processing of payments via Wire, ACH, and Debit transfers; and ii) the remaining 50% is meant to cover the financial and administrative costs of the related and subsequent reconciliation of cash and securities in Prospects accounts.

1.4	Amendment to Paragraph 4 of Exhibit A. The fourth paragraph of Exhibit A in the Agreement is hereby amended to remove in its entirety the following sentence at the end of the paragraph:

In the event of a successful Offering, Company’s engagement of SI Securities to provide the Shareholder Services described in Appendix I attached hereto shall survive termination of this Agreement.

1.5	Removal of Appendix I. Appendix I, “Compensation & Services Schedule”, is hereby removed in its entirety.

1.6	Amendments. This Letter may not be amended, modified or supplemented except by a written agreement executed by all Parties. No breach of any provision of this Letter can be waived unless done so in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Letter.

1.7	Governing Law. This Letter shall be governed by and construed in accordance with the laws of New York and the federal laws of the United States of America. The Parties each hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Letter.

1.8	Entire Agreement. This Letter contains the entire understanding of the Parties to this Letter with respect to the matters listed herein and supersedes all prior agreements and understandings among the parties with respect to the matters listed herein.

1.9	Counterparts. This Letter may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Letter as of the date first above written.

Company: 20/20 GeneSystems, Inc.

By:	/s/ Jonathan Cohan
Name:	Jonathan Cohan
Title:	President & CEO

SI Securities, LLC

By:	/s/ Ryan Feit
Ryan Feit
CEO

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